Exhibit 10.66

February 18, 2014

Dr. Andrew Pecora

100 First Street - Suite 301

Hackensack, New Jersey 07601

Re:	Stock Option Modifications.

Dear Dr. Pecora:

This letter agreement will memorialize our understandings with respect to your outstanding stock options following your amicable resignation from the Board of Directors of Cancer Genetics, Inc., (the “Company”), effective as of February 18, 2014.

As of today, you have the following stock options:

Number of options	Issue Date	Exercise Price	Vested Options
15,000	2.19/2009	$4.00	15,000
10,000	10/10/2013	$15.39	0
12,000	8/15/2010	$10.00	12,000

We agree that notwithstanding that the October 10, 2013 stock options are not vested, we will deem them to be vested and exercisable upon your resignation. In addition, notwithstanding any provisions of our equity compensation plans with respect to expiration of options upon termination of service or any other agreements between us, you may exercise all or any part of all three options at any time on or prior to June 30, 2014, at which time all options shall expire. You agree however, that you will not sell any of the shares of common stock of the Company issuable upon the exercise of any such options until May 20, 2014 (or 48 hours after we report earnings for our first fiscal quarter of 2014, if later).

We appreciate you service to the Company and wish you the best in all future endeavors. By execution of this letter, please confirm that you are in agreement with the foregoing and that you have reviewed the Form 8-K announcing your departure from the Board and agree with its content.

Very truly yours,

/s/ Panna L. Sharma

President and CEO

Agreed to and Accepted by:

/s/ Andrew Pecora